Exhibit 10.3

MUTUAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Mutual Separation Agreement (the “Agreement”) is made and entered into by and between Renae Cormier (“Employee” or “you”) and Silvia, Inc. (the “Company” or the “Employer”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, Employee has been in the service and employment of Employer as Chief Financial Officer; and

WHEREAS, Employee and Employer wish to agree on the terms of Employee’s separation from employment with Employer.

NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, Employee and Employer agree as follows:

1. Effective Date. The date that Employee signs this Agreement shall be the “Effective Date.”

2. Separation Date. Employee’s employment will terminate no later than the close of business on October 21, 2026 (the “Separation Date”), unless Employee and Employer agree otherwise in writing. Employee’s employment until the Separation Date shall remain at-will, meaning either Employee or Employer may terminate Employee’s employment with Employer at any time, for any or no reason, in accordance with the employment agreement dated October 15, 2025 by and between Employee and Employer (the “Employment Agreement”). The date on which Employee’s employment terminates for any reason shall, for purposes of this Agreement, be Employee’s “Separation Date.” Employee shall be deemed to have relinquished as of the Separation Date, any and all positions that Employee has held with Employer or any affiliated or related entity. Employee shall not be considered an employee of Employer for any purpose after the Separation Date, and other than as provided herein, shall not be entitled to any further compensation or benefits from Employer.

3. Duties and Obligations. Except as otherwise provided in this Agreement, all terms, responsibilities and obligations arising under or in connection with the Employment Agreement remain in full force up to and including the Separation Date. Employee shall provide an orderly transfer of Employee’s duties to one or more persons as recommended by Employee and agreed to by Employer or as directed by Employer, as appropriate. Employee will continue to receive compensation at the rate of Employee’s current annual salary (less all regular and customary payroll withholdings) and will continue to be eligible for benefit programs provided to Employer employees up to and including the Separation Date.

4. Payment of Final Wages. Employer shall pay Employee, on or during the first scheduled Company pay cycle following the Separation Date, in a separately issued payroll check all wages, and other amounts to which Employee is entitled, subject to all regular and customary payroll withholdings. This payment is not contingent upon Employee’s execution of this Agreement.

5. Payment of Accrued and Unused Vacation. Employer shall pay Employee, on or during the first scheduled Company pay cycle following the Separation Date, in a separately issued payroll check all accrued but unused vacation pay to which Employee is entitled, subject to all regular and customary payroll withholdings. This payment is not contingent upon Employee’s execution of this Agreement.

6. Reimbursement of Expenses. Employer shall reimburse Employee for all business-related expenses, subject to Employer’s receipt of satisfactory evidence of expenditures in accordance with Employer’s current expense policy. This payment is not contingent upon Employee’s execution of this Agreement.

7. Severance Benefits. In consideration for Employee entering into this Agreement, after full execution of this Agreement and after the expiration of the consideration period set forth below, in addition to Employee’s final paycheck and any accrued and unused vacation, Employer agrees that it will pay Employee a separation payment in an amount equal to $500,000 (the “Severance Pay”). All applicable tax withholding and other lawful deductions will be taken from the gross amount of the Severance Pay. Subject to Employee executing this Agreement and the expiration of the consideration period set forth below, then Employee shall be entitled to receive (i) the Severance Pay, which shall be paid in equal monthly installments over six (6) months in accordance with the Company ‘s general payroll practices, with the first installment to be paid on the first payroll date following the later of the Separation Date and the date this Agreement is fully executed (the “Severance Payment Commencement Date”), (ii) 194,495 fully vested shares under the ProCap Financial, Inc. 2025 Equity Incentive Plan (the “Plan”), which grant has been approved by the board of directors of the Company (or its compensation committee), to be issued to Employee no later than ten (10) business days after the Separation Date, subject only to Employee’s execution of an award agreement consistent with this Agreement, with any tax withholding satisfied, at Employee’s election, by the Company withholding shares otherwise deliverable, and (iii) Employee will continue to be eligible to receive the current group health insurance coverage (medical, dental, and vision, as applicable) for Employee and her covered dependents, at the same cost to Employee as in effect on the Separation Date, for a period of six months following the Separation Date, or until Employee becomes eligible for coverage under another employer’s group health plan, whichever occurs first. Each installment of the Severance Pay shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code.

Except for the payments and benefits set forth herein, all compensation and benefits from Employer ceased or shall cease, as applicable, as of the Separation Date, and no other payment or benefits shall thereafter be made or provided by Employer to Employee. Except as provided for in and subject to Section 11 of this Agreement, Employee acknowledges that, except for the payments and benefits set forth herein, Employee has no entitlement, nor any right, to make any claim for any additional payments, benefits, bonuses, commissions, or compensation of any kind or nature whatsoever from Employer.

The Parties acknowledge and agree that, except as expressly set forth herein, nothing contained in this Agreement shall be construed as a representation, warranty, or statement, whether direct or implied, by Employer regarding Employee’s entitlement, if any, to post-employment benefits, including but not necessarily limited to pension, disability, or unemployment insurance benefits, from any entity, organization, or provider, or from any federal, state, or local agency. Employee acknowledges and agrees that, except as expressly set forth herein, neither the Company, nor any employee or agent thereof, has proffered to Employee, whether in writing or otherwise, any such representations, warranties, or statements, and that Employee has not relied upon any such representations, warranties, or statements in entering into and performing under this Agreement.

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8. Continuing Obligations; Waiver of Non-Competition.

Except as provided for in, and subject to, the “Retention of Rights Regarding Fair Employment Practices Agencies” clause of this Agreement, Employee acknowledges that Employee’s obligations under Section 5, Confidentiality of the Employment Agreement shall survive the execution of this Agreement and shall continue with full force and effect in accordance with the terms and conditions thereof, including without limitation Employee’s obligations to maintain the confidentiality of Confidential Information as defined in the Employment Agreement and, in accordance with Section 5 of the Employment Agreement, to return documents and other property of Employer to Employer. Employee also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains Employee’s property after the Separation Date. In the event that Employee discovers that Employee continues to retain any such property, Employee shall return it to Employer immediately.

Upon Employee’s execution of this Agreement, Employer shall waive the non-compete, as set out in Section 4(a) of the Employment Agreement.

Subject to the foregoing, all other agreements, or provisions of agreements, executed by and between Employee and Employer concerning Employee’s obligation to maintain or preserve the confidentiality of any of Company’s documents, information, data, materials, and/or trade secrets, or the functional equivalent thereof, shall survive the execution of this Agreement, and shall remain in full force and effect in accordance with the terms of such agreement(s) (the “Surviving Documents”). A copy of the Employment Agreement is enclosed.

9. Mutual Release of Claims.

Except as provided for in, and subject to, the “Retention of Rights Regarding Fair Employment Practices Agencies” clause of this Agreement, in consideration for, among other terms, the Severance Pay, to which Employee acknowledges Employee would otherwise not be entitled, Employee voluntarily releases and forever discharges Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the Effective Date, Employee has, ever has had, now claims to have or ever claimed to have had against any or all of the Releasees. Likewise, the Company releases Employee from any known and unknown claims including but not limited to any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages concerning, relating to, predicated upon, or arising out of, directly or indirectly, Employee’s employment with the Company and/or separation therefrom. This release includes, without limitation, any and all Claims:

●	arising under any offer or employment agreement between Employee and the Employer;
●	relating to Employee’s employment by and termination of employment with Employer;
●	of wrongful discharge or violation of public policy;
●	of breach of contract;
●	of defamation or other torts;
●	arising under the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act, Workers’ Compensation law, the Rehabilitation Act, the New York State Executive Law, the New York State Human Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Labor Law, the New York Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Nondiscrimination for Legal Actions Law, the New York Wage Theft Prevention Act, the New York City Earned Sick Time Act, the New York City Earned Safe and Sick Time Act, the New York State paid family leave law, the New York Civil Rights Law, and all federal, state, municipal, local, or foreign laws, rules, or regulations that prohibit discrimination, harassment, or retaliation, or that are in any way related to employment and/or the separation therefrom;

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●	arising under any other federal, state, municipal, local, or foreign, law, rule, or regulation;
●	for wages, bonuses, incentive compensation, equity, vacation pay or any other compensation or benefits; and
●	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect Employee’s rights under this Agreement.

Employee agrees not to accept damages of any nature, other equitable or legal remedies for Employee’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to Employer to enter into this Agreement, Employee represents that Employee has not assigned any Claim to any third party.

Notwithstanding the foregoing, by entering into this Agreement, Employee is not releasing claims that may not be waived or released as a matter of law, including but not necessarily limited to any claims for enforcement of this Agreement, claims that arise after the date that Employee signs the Agreement, or any rights or claims Employee may have to receive workers’ compensation or unemployment insurance benefits. Further, nothing in this Agreement shall prevent Employee (or Employee’s attorneys) from exercising Employee’s rights under the Older Workers Benefit Protection Act to challenge the validity of Employee’s above waiver of claims under the Age Discrimination in Employment Act of 1967, nor does this Agreement impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

10. Retention of Rights Regarding Fair Employment Practices Agencies.

Nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with Employee’s right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, or to communicate, with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, including but not necessarily limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and any state or city fair employment practices agency. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with Employee’s right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Employee and Employer acknowledge and agree that Employee’s right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement, including but not limited to any confidentiality and non-disparagement obligations. Employee and Employer further acknowledge and agree that nothing in this Agreement is intended to deter Employee from engaging or participating in any of the activities described in this paragraph. To the extent that any term or condition of this Agreement is inconsistent with this paragraph of the Agreement, this paragraph shall supersede and invalidate such term or condition to the extent necessary to ensure that Employee’s rights under federal, state, and local law are fully protected and guaranteed.

However, Employee also understands and acknowledges that by signing this Agreement Employee has completely waived Employee’s right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, proceeding, action, or lawsuit, and if Employee is awarded monetary damages in connection therewith, Employee hereby unconditionally assigns to Employer any right or interest Employee may have to receive such monetary damages.

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In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

To the extent that this Agreement conflicts with the federal Speak Out Act (Public Law No: 117-224), said act shall control and supersede the conflicting portion of this Agreement.

11. No Admission of Liability. Nothing contained in this Agreement, nor the fact that Employer has signed this Agreement shall be considered an admission of any liability or wrongdoing whatsoever by Employer.

12. Legal Representation. Employee acknowledges and represents that Employee has had ample opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement – and Employer advises Employee to do so – and ample opportunity to receive an explanation from such legal counsel of the legal nature and effect of this Agreement, that Employee has fully exercised that opportunity to the extent Employee desired, and that Employee fully understands the terms and provisions of this Agreement as well as its nature and effect. Employee further acknowledges and represents that Employee is entering into this Agreement completely freely and voluntarily.

13. Consideration Period. Employee has five (5) days from the date this Agreement is received to consider this Agreement (the “Consideration Period”). Employer provided this Agreement to Employee as of October 16, 2026, therefore the Consideration Period shall expire as of the close of business on Wednesday October 21, 2026. To accept this Agreement, Employee must return a signed original or a signed PDF copy of this Agreement. In the event Employee does not sign and return this Agreement prior to the expiration of the Consideration Period, this Agreement will expire and be rendered null, void, and unenforceable.

14. Non-Disparagement. Each Party agrees that it will not make any statement, whether written, oral, or electronic, that is disparaging, defamatory, or damaging to the reputation, business, or goodwill of the other Party or, with respect to the Company, any of its officers, directors, employees, products, or services. Employee further agrees not to communicate with any media, analyst, investor, or other third party in a manner intended to harm the Company’s business interests or reputation.

The Company agrees to instruct its executive officers and directors not to make any statement, whether written, oral, or electronic, that is disparaging, defamatory, or damaging to Employee’s professional reputation. Notwithstanding the foregoing, nothing in this Section 14 shall prevent either Party from (i) testifying truthfully pursuant to a lawful court order or subpoena; (ii) making truthful statements to a government agency or regulatory authority; (iii) making any disclosure or filing required by the federal securities laws, including without limitation any filing required under Section 13 or Section 16 of the Exchange Act or Regulation FD thereunder; (iv) exercising rights protected under applicable law; or (v) making general commentary on market conditions, industry trends, or matters of public concern, provided that such commentary does not specifically identify or single out the other Party or, with respect to the Company, any of its current executive officers and directors, in a disparaging manner.

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15. SEC Disclosure and Filing Obligations. Employee acknowledges that the Company is required to file a Current Report on Form 8-K with the SEC to disclose Employee’s mutual separation as Chief Financial Officer pursuant to Item 5.02 of Form 8-K, and that this Agreement (or a summary of its material terms) may be filed as an exhibit thereto or incorporated by reference in other SEC filings. The Company will provide Employee a reasonable opportunity to review and comment on any applicable Form 8-K, press release, internal announcement, or social media post by the Company or its officers before it is filed or released, provided that the Company shall have no obligation to accept Employee’s comments and that the disclosure obligations under applicable law shall control. The Form 8-K shall indicate that Employee’s separation was a joint decision made in the best interests of the Company and its shareholders, and no Form 8-K, press release, announcement or post by the Company or its officers shall indicate otherwise. The Company agrees to provide reasonable assistance to Employee in the preparation and timely filing of any Forms 4 and 5 required following the Separation Date, including with respect to the grant in Section 7, for a period of twelve months following the Separation Date.

16. Indemnification; D&O Insurance. The Company agrees that Employee shall continue to be entitled to indemnification and advancement of expenses to the fullest extent provided under the Company’s certificate of incorporation, bylaws, and the Indemnification Agreement between the Company and Employee, with respect to Employee’s acts and omissions during the period of Employee’s employment. The Company shall maintain directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage for Employee for a period of not less than six years following the Separation Date on terms no less favorable than the coverage provided to the Company’s current directors and officers as of the Separation Date, or, if the Company maintains a “tail” policy following any change of control, Employee shall be covered thereunder. Nothing in this Agreement shall limit or release Employee’s rights under this Section 16 or the Indemnification Agreement, which shall remain in full force and effect in accordance with its terms.

17. Other Provisions.

(a) Unemployment Benefits. In the event Employee files for unemployment benefits, Employer will not contest Employee’s eligibility and will respond truthfully to any such inquiries.

(b) Absence of Reliance. In signing this Agreement, Employee is not relying upon any promises or representations made by anyone at or on behalf of Employer.

(c) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d) Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

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(e) Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of New York, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Employee or Employer or the “drafter” of all or any portion of this Agreement.

(f) Entire Agreement. This Agreement, together with the Surviving Documents, constitutes the entire agreement between Employee and Employer. This Agreement supersedes any previous agreements or understandings between Employee and Employer, except any other obligations specifically preserved in this Agreement. This Agreement cannot be changed unless in writing signed by both Parties which references and annexes a copy of this Agreement.

(g) Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court, administrative agency, arbitrator, or other entity, the Parties agree that said court, administrative agency, arbitrator, or other entity shall possess full discretion to interpret or modify all such provisions to the minimum extent necessary to be declared enforceable. If such interpretation or modification is not possible, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, in the event a court, administrative agency, arbitrator, or other entity finds the release set forth above to be illegal, void, or unenforceable, Employee agrees, at Employer’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Agreement.

(h) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Mutual Separation Agreement and General Release as of the Effective Date.

Silvia, Inc.		Renae Cormier

By:	/s/ Anthony Pompliano	By:	/s/ Renae Cormier
Name:	Anthony Pompliano	Date:	October 20, 2026
Title:	Chief Executive Officer

Please indicate Employee’s agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above. This is a legal document containing a general release. Employee’s signature will commit Employee to its terms. By signing below, Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement and that Employee is knowingly and voluntarily entering into this Agreement.

/s/ Renae Cormier	October 20, 2026
Renae Cormier	Date

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